Exhibit 5.1

HAYNES AND BOONE, LLP

201 MAIN STREET, SUITE 2200

FORT WORTH, TEXAS 76102

AREA (817) 347-6611

FACSIMILE (817) 347-6650

DIRECT DIAL NUMBER

(817) 347-6611

April 18, 2007

TGC Industries, Inc.

101 E. Park Blvd., Suite 955

Plano, Texas  75074

Re: Form S-8 Registration Statement

Gentlemen:

We have acted as counsel to TGC Industries, Inc., a Texas corporation (the “Company”), in connection with the proposed offering of the following shares of the Company’s Common Stock, $.01 par value (the “Common Stock”): 903,500 shares of Common Stock issuable upon exercise of options and the issuance of restricted stock not yet granted under the Company’s 2006 Stock Awards Plan (the “Plan”).

All of the above shares of Common Stock are offered pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) to which this opinion is being filed as an exhibit.

In our capacity as counsel to the Company, we have examined and relied upon the Company’s Restated Articles of Incorporation and Bylaws, as amended, the Plan, and the records of corporate proceedings with respect to the approval of the proposed registration and the offering and sale of the shares of Common Stock thereunder, and have made such other investigations as we have deemed necessary and prudent for the purposes of the opinions expressed herein.

In making the foregoing examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof and the authenticity of the originals of such latter documents.  As to all questions of fact material to these opinions, where such facts have not been independently established, and as to the content and form of certain minutes, records, resolutions or other documents or writings of the Company, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.  Further, we have assumed that the cash consideration received by the Company in exchange for the issuance of shares of Common Stock under the Plan equals or exceeds the par value of such shares of Common Stock.

Based upon the foregoing, but subject to the penultimate paragraph of this letter, we are of the opinion that:

(1)                                  All of the above described shares of Common Stock have been duly authorized; and

(2)                                  When (a) the Registration Statement has become effective; (b) the applicable provisions of the securities laws of the various states have been complied with; and (c) the 903,500 shares issuable upon exercise of options and issuance of restricted stock not yet granted under the Plan have been issued and paid for in accordance with (i) the terms and conditions set forth in the Registration Statement and (ii) the terms and conditions in the Plan and related documents entered or to be entered into between the Company and a particular awardee, then, upon delivery of such shares of Common Stock, such Common Stock will be legally issued, fully paid, and nonassessable.

This opinion is limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly so stated.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the aforesaid Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendments thereto.

Respectfully Submitted,

/s/ Haynes and Boone, LLP
HAYNES AND BOONE, LLP